American Skandia Trust
For the period ended 12/31/05
File number 811-5186
SUB-ITEM 77D-9

AMERICAN SKANDIA TRUST

Supplement dated December 19, 2005 to the Prospectus dated
May 1, 2005

This supplement sets forth the changes to the American
Skandia Trust ("AST" or the "Trust") Prospectus dated May
1, 2005. All of the Portfolios discussed in this supplement may not be available under your variable contract. For more information about the Portfolios available under your contract, please refer to your contract prospectus. The following should be read in conjunction with the AST Prospectus and should be retained for future reference.

This supplement sets forth the changes to the prospectus with respect to the AST Goldman Sachs High Yield Portfolio,
AST Large-Cap Value Portfolio, and AST Small-Cap Value
Portfolio that will be effective on or about March 20, 2006.

A.           Effective on or about March 20, 2006, Pacific
Investment Management Company LLC ("PIMCO") will join
Goldman Sachs Asset Management, L.P. ("GSAM") as sub-advisors to the AST Goldman Sachs High Yield Portfolio and the Portfolio will change its name to AST High Yield
Portfolio.

The following disclosure supplements the disclosure in the sections of the prospectus titled "Risk/Return Summary
Principal Investment Strategies" and "Investment Objectives and Policies" as each section relates to the AST High Yield
Portfolio:

The assets of the Portfolio are independently managed by two Sub-advisors under a multi-manager structure. Pursuant to the multi-manager structure, the Investment Managers of the Portfolio determine and allocate a portion of the Portfolio's assets to each of the Sub-advisors. The allocations will be reviewed by the Investment Managers periodically, and the allocations may be altered or adjusted by the Investment Managers without prior notice.
Such adjustments will be reflected in the annual update to this prospectus.

Although each Sub-advisor will follow the Portfolio's policy of investing, under normal circumstances, at least
80% of the Portfolio's net assets in high-yield, fixed income securities that, at the time of purchase, are non-investment grade securities, each Sub-advisor expects to utilize different investment strategies to achieve the Portfolio's objective of long-term capital growth. The current asset allocations and principal investment strategies for each of the Sub-advisors is summarized below:

GSAM is responsible for managing 50% of the Portfolio's assets . The Fund seeks a high level of current income and may also consider the potential for capital appreciation.
The Portfolio invests, under normal circumstances, at least
80% of its net assets plus any borrowings for investment purposes (measured at the time of purchase) in high-yield, fixed-income securities that, at the time of purchase, are non-investment grade securities.

PIMCO is responsible for managing 50% of the Portfolio's assets. PIMCO's investment strategy is to seeks maximum total return, consistent with preservation of capital and prudent investment management

The following replaces the first full sentence on page 104 relating to Goldman Sachs and the first full sentence on page 112 relating to PIMCO in the section of the prospectus titled "Management of the Trust Subadvisors:"

Goldman Sachs Asset Management, L.P. ("GSAM"), is located at 32 Old Slip, New York, New York 10005. GSAM registered as an investment advisor in 1990. GSAM serves as investment
Sub-advisor for the AST Goldman Sachs Small - Cap Value
Portfolio , the AST Goldman Sachs Mid-Cap Growth Portfolio
, the AST Goldman Sachs Concentrated Growth Portfolio , and the AST High Yield Portfolio (formerly, the AST Goldman
Sachs High Yield Portfolio).

Pacific Investment Management Company LLC ("PIMCO") serves as Sub-advisor for the AST PIMCO Total Return Bond
Portfolio, the AST PIMCO Limited Maturity Bond Portfolio and the AST High Yield Portfolio .

The following disclosure is added as the last paragraph to the discussion on page 112 relating to PIMCO in the section of the prospectus titled "Management of the Trust Sub advisors:"

AST High Yield Portfolio :

Raymond G. Kennedy, CFA. Mr. Kennedy is a Managing
Director, portfolio manager and senior member of PIMCO's investment strategy group. He manages High Yield funds and oversees bank loan trading and collateralized debt obligations. Mr. Kennedy joined PIMCO in 1996, previously having been associated with the Prudential Insurance
Company of America as a private placement asset

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manager, where he was responsible for investing and
managing a portfolio of investment grade and high yield privately placed fixed income securities. Prior to that, he was a consultant for Andersen Consulting (now Accenture) in Los Angeles and London. He has eighteen years of investment management experience and holds a bachelor's degree from Stanford University and an MBA from the Anderson Graduate
School of Management at the University of California, Los
Angeles. Mr. Kennedy is also a member of LSTA.

B.           Effective on or about March 20, 2006, Dreman
Value Management LLC ("Dreman") will join Hotchkis & Wiley
Capital Management, LLC ("Hotchkis & Wiley") and J.P.
Morgan Investment Management, Inc. ("J.P. Morgan") as sub-advisors to the AST Large-Cap Value Portfolio (formerly,
AST Hotchkis & Wiley Large-Cap Value Portfolio).

The second paragraph of the disclosure in the sections of the prospectus titled "Risk/Return Summary Principal
Investment Strategies" and "Investment Objectives and
Policies" are each revised to change the number of subadvisors for the AST Large-Cap Value Portfolio from two to three.

The disclosure relating to the allocations of the AST
Large-Cap Value's portfolio assets to Hotchkis & Wiley and
J.P. Morgan in the sections of the prospectus entitled
"Risk/Return Summary Principal Investment Strategies" and
"Investment Objectives and Policies" are each revised as follows:

Hotchkis & Wiley initially will be responsible for managing approximately 20% of the Portfolio's assets.

J.P. Morgan initially will be responsible for managing approximately 50% of the Portfolio's assets.

The following disclosure is inserted after the discussion of J.P. Morgan in the sections of the prospectus titled
"Risk/Return Summary Principal Investment Strategies" and
"Investment Objectives and Policies" as each section relates to the AST Large-Cap Value Portfolio:

Dreman initially will be responsible for managing approximately 30% of the Portfolio's assets. Dreman's investment strategy is to investment objective is to provide a total return greater than that of the benchmark over time, to protect client capital during market downturns and to stay consistent in our low P/E contrarian value approach to investment management, while taking into consideration dividend yield. Dreman will seek to attain superior returns by using a Contrarian/Value investment approach

Dreman believes that it can attain superior performance by adhering to an investment strategy that is disciplined and has a demonstrated record of success. Dreman's investment strategy emphasizes stocks that offer unique investment values. The criterion used to identify such stocks include below average P/E, price-to-book, price-to-cash flow ratios and above average dividend yields. Over the last 25 years, extensive studies, which date as far back as the 1930s, conducted by David Dreman and affiliates of Dreman, have led the Dreman to conclude that consistently applying disciplined value strategies yields superior long-term total returns. Moreover, David Dreman has been the sole portfolio manager of a mutual fund that has outperformed the S&P 500 from its inception in March 1998 through the end of 2001 using the same disciplined value strategies.

The Contrarian/Value strategy employed by Dreman has been developed and refined over a 25-year period of active investment management. The investment process starts with a quantitative screening process that identifies both undervalued and overvalued stocks. It is not difficult to construct such lists of over and under valued stocks from figures readily available in major newspapers, magazines and on-line databases. However, mere "cheapness" or "expensiveness" seldom achieves results that are consistently superior and obtained without needless risks.
The quantitative screening outlined below reflects the process for identifying a universe of stock to purchase.

The Dreman's primary screening criteria will be to screen for low P/E stocks because of its belief in their superior performance characteristics. After low P/E, Dreman will then consider the price-to-book value and price-to-cash flow relationship. Dreman intends to concentrate its investments in companies whose market prices are low in relation to P/E, book value and cash flow in order to buy solid assets and value, rather than paying a high price for a concept or fad. Another characteristic that Dreman will seek to identify in the securities it invests in is relatively low or sharply declining institutional ownership. Dreman believes that this factor indicates that such stocks are falling out of favor with Wall Street's point of view and are becoming cheap.

Dreman believes its approach is conservative in nature and, accordingly, it will stress companies that possess strong financial positions. It intends to closely analyze debt-to-capital ratios to see if there is a manageable amount of debt on a company's balance sheet, with a goal of identifying companies with no more than 50% to 60% of its total capital composed of debt. Dreman intends to spend considerable time looking at cash and current ratios, with a goal of determining whether potential investments have strong

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staying power, and can self-finance themselves should the
need arise. Dreman intends to invest in strong companies and not speculate on weak stocks or potential bankruptcies, unless there are special circumstances.

The last major characteristic Dreman will seek is an above-average dividend yield. Dreman believes that high yield is a crucial indicator of investment success. An affiliate of Dreman has performed studies which demonstrates that stocks with the lowest 20 percent of P/E's usually yield more than twice as much as companies with the highest 20 percent.
Furthermore, Dreman believes that the dividend growth rate of low P/E stocks tends to be much greater than average. In
Dreman's model portfolio, the importance of dividends becomes a critical factor in total return in down-market periods. It is Dreman's experience that an above-average dividend yield gives a portfolio a strong defensive characteristic. Furthermore, Dreman has concluded that dividends not only provide most of any return in such periods, but the above-average dividend yield also provides strong protection in down markets. Dreman targets a portfolio yield of at least one-half of 1% above the S&P
500, that will increase steadily over time. An above-average dividend yield also can provide investors with a very strong hedge against future inflation. Some equity managers tend to downplay the importance of dividends and buy portfolios yielding less than the market. However, it is Dreman's contention that approximately half of longer-term stock returns historically have been provided by dividends. In a volatile market environment, such as the current one, dividend yield can lower the portfolio's volatility.

After having refined the portfolio candidate universe to a manageable group of promising stocks, Dreman will then apply rigorous bottom-up fundamental analysis. All of its research will be done in-house and final decisions will be made by David Dreman, Dreman's Chief Investment Officer.

Dreman believes that there is a large universe of low P/E, price-to-cash flow and price-to-book value companies trading in the marketplace. Many low P/E companies deserve to be selling where they are, as they have serious competitive problems, are in declining industries, or are simply mismanaged. Dreman will try to avoid problematical low P/E stocks and concentrate on those stocks that have shown above-average earnings growth on both a five and ten-year basis. Dreman's experience is that it has been more successful by owning profitable companies, rather than trying to discover turnarounds. The problem with turnarounds is that the investor has to be right on two calls: first, one must be able to pick the survivors;
second, one must be right on the timing of purchases or else the investment may be unrewarding for a very long period. Dreman believes that it is essential to apply careful and sophisticated analytical techniques to each stock in the low P/E universe to identify those with fundamental strength, and though the screening process helps in the analysis there is no substitute for careful fundamental analysis. Dreman intends to cull stocks from its portfolio when companies have financial problems, structural deficiencies, management issues, lack of financial transparency, etc.

The following amends the discussion pertaining to the AST
Large-Cap Growth Portfolio in the section of the prospectus titled "Management of the Trust Sub advisors:"

Dreman Value Management LLC, ("Dreman") serves as Sub-advisor to the AST Large-Cap Value Portfolio and the AST
Small-Cap Value Portfolio. Dreman is located at Harborside
Financial Center, Plaza 10, Suite 800, Jersey City, NJ
07311.

David N. Dreman. Chairman and Chief Investment Officer of
Dreman Value Management, L.L.C. and Co-Lead Portfolio
Manager.





Began investment career
in 1957.






Founder, Dreman Value
Management, L.L.C.





Mr. Dreman will serve as the lead
portfolio manager





Mr. Dreman is the founder, and Chairman of Dreman Value Management, L.L.C. and also the firm's Chief Investment Officer. Dreman Value Management, L.L.C., with 11 billion under management, focuses on the assets of mutual funds, pension, foundation and endowment funds, as well as high net-worth individuals. The Scudder-Dreman High Return Equity Fund, managed by Mr. Dreman, has been ranked as number one in the Equity-Income group by Lipper Analytical Services since the fund's inception in March 18, 1988.Mr. Dreman founded his first investment firm, Dreman Value Management, Inc., in 1977 and served as its President and then Chairman to 1995, followed by a similar role at Dreman Value Advisors, Inc. from 1995 to 1997 .



Nelson Woodard . Co-Lead Portfolio ManagerBegan investment career in 1985




PhD, University of
Virginia





Mr. Woodard will serve as the co-lead
portfolio manager



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Nelson P. Woodard received his BA in Mathematics and Economics and
MA in Economics as well as his Ph.D. in Econometrics and Public Finance at the University of Virginia. Mr. Woodard is a Managing Director and Senior Portfolio Manager with Dreman Value Management LLC and currently serves as the co-lead portfolio manager for the Scudder-Dreman Small Cap Value Fund. From July 2000 through November 2001 he was Vice President of Asset Allocation and Quantitative Analysis at Prudential Investments. From January 1997 to July of 2000, he was a Managing Director of Dreman Value Management. Prior to joining Dreman, he was a Director of the Quantitative Finance program at the College of Business at James Madison University from 1993 to 1996 and an Instructor at the Anderson School of Management at the University of New Mexico from 1989 to 1992. Previously, Mr. Woodard had been the Director of Research at Investment Strategy Management in Charlottesville, Virginia. From 1985-1995 he served as a consultant for Dreman Value Advisors, Inc. and as a Research Fellow for the Dreman Foundation.



C. Effective on or about March 20, 2006, Dreman will join J.P. Morgan, Lee Munder Investments, Ltd. ("Lee
Munder"), Integrity Asset Management ("Integrity) and
Salomon Brothers Asset Management Inc. ("SaBAM") as sub-advisors to the AST Small-Cap Value Portfolio.

The second paragraph of the disclosure in the section of the prospectus titled "Risk/Return Summary Principal
Investment Strategies" and the second paragraph of the disclosure of the prospectus titled "Investment Objectives and Policies" are each revised to change the number of sub-advisors for the AST Small-Cap Value Portfolio from four to five.

The disclosure relating to the allocations of the AST
Small-Cap Value's portfolio assets to J.P. Morgan, Lee
Munder, Integrity and SaBAM in the sections of the prospectus entitled "Risk/Return Summary- Principal
Investment Strategies" and "Investment Objectives and
Policies" are each revised as follows:

J.P. Morgan is responsible for managing approximately 40% of the Portfolio's assets.

Lee Munder is responsible for managing approximately 14% of the Portfolio's assets.

Integrity is responsible for managing approximately 12% of the Portfolio's assets.

SaBAM is responsible for managing approximately 15% of the Portfolio's assets.

The following disclosure is inserted after the discussion of SaBAM in the sections of the prospectus titled
"Risk/Return Summary Principal Investment Strategies" and
"Investment Objectives and Policies" as each section relates to the AST Small-Cap Value Portfolio:

Dreman is responsible for managing approximately 19% of the Portfolio's assets. Dreman's investment strategy is to investment objective is to provide a total return greater than that of the benchmark over time, to protect client capital during market downturns and to stay consistent in our low P/E contrarian value approach to investment management, while taking into consideration dividend yield.
Dreman will seek to attain superior returns by using a Contrarian/Value investment approach

Dreman believes that it can attain superior performance by adhering to an investment strategy that is disciplined and has a demonstrated record of success. Dreman's investment strategy emphasizes stocks that offer unique investment values. The criterion used to identify such stocks include below average P/E, price-to-book, price-to-cash flow ratios and above average dividend yields. Over the last 25 years, extensive studies, which date as far back as the 1930s, conducted by David Dreman and affiliates of Dreman, have led the Dreman to conclude that consistently applying disciplined value strategies yields superior long-term total returns. Moreover, David Dreman has been the sole portfolio manager of a mutual fund that has outperformed the S&P 500 from its inception in March 1998 through the end of 2001 using the same disciplined value strategies.

The Contrarian/Value strategy employed by Dreman has been developed and refined over a 25-year period of active investment management. The investment process starts with a quantitative screening process that identifies both undervalued and overvalued stocks. It is not difficult to construct such lists of over and under valued stocks from figures readily available in major newspapers, magazines and on-line databases. However, mere "cheapness" or "expensiveness" seldom achieves results that are consistently superior and obtained without needless risks.
The quantitative screening outlined below reflects the process for identifying a universe of stock to purchase.

4

ASTSUP7

The Dreman's primary screening criteria will be to screen for low P/E stocks because of its belief in their superior performance characteristics. After low P/E, Dreman will then consider the price-to-book value and price-to-cash flow relationship. Dreman intends to concentrate its investments in companies whose market prices are low in relation to P/E, book value and cash flow in order to buy solid assets and value, rather than paying a high price for a concept or fad. Another characteristic that Dreman will seek to identify in the securities it invests in is relatively low or sharply declining institutional ownership. Dreman believes that this factor indicates that such stocks are falling out of favor with Wall Street's point of view and are becoming cheap.

Dreman believes its approach is conservative in nature and, accordingly, it will stress companies that possess strong financial positions. It intends to closely analyze debt-to-capital ratios to see if there is a manageable amount of debt on a company's balance sheet, with a goal of identifying companies with no more than 50% to 60% of its total capital composed of debt. Dreman intends to spend considerable time looking at cash and current ratios, with a goal of determining whether potential investments have strong staying power, and can self-finance themselves should the need arise. Dreman intends to invest in strong companies and not speculate on weak stocks or potential bankruptcies, unless there are special circumstances.

The last major characteristic Dreman will seek is an above-average dividend yield. Dreman believes that high yield is a crucial indicator of investment success. An affiliate of Dreman has performed studies which demonstrates that stocks with the lowest 20 percent of P/E's usually yield more than twice as much as companies with the highest 20 percent.
Furthermore, Dreman believes that the dividend growth rate of low P/E stocks tends to be much greater than average. In
Dreman's model portfolio, the importance of dividends becomes a critical factor in total return in down-market periods. It is Dreman's experience that an above-average dividend yield gives a portfolio a strong defensive characteristic. Furthermore, Dreman has concluded that dividends not only provide most of any return in such periods, but the above-average dividend yield also provides strong protection in down markets. Dreman targets a portfolio yield of at least one-half of 1% above the S&P
500, that will increase steadily over time. An above-average dividend yield also can provide investors with a very strong hedge against future inflation. Some equity managers tend to downplay the importance of dividends and buy portfolios yielding less than the market. However, it is Dreman's contention that approximately half of longer-term stock returns historically have been provided by dividends. In a volatile market environment, such as the current one, dividend yield can lower the portfolio's volatility.

After having refined the portfolio candidate universe to a manageable group of promising stocks, Dreman will then apply rigorous bottom-up fundamental analysis. All of its research will be done in-house and final decisions will be made by David Dreman, Dreman's Chief Investment Officer.

Dreman believes that there is a large universe of low P/E, price-to-cash flow and price-to-book value companies trading in the marketplace. Many low P/E companies deserve to be selling where they are, as they have serious competitive problems, are in declining industries, or are simply mismanaged. Dreman will try to avoid problematical low P/E stocks and concentrate on those stocks that have shown above-average earnings growth on both a five and ten-year basis. Dreman's experience is that it has been more successful by owning profitable companies, rather than trying to discover turnarounds. The problem with turnarounds is that the investor has to be right on two calls: first, one must be able to pick the survivors;
second, one must be right on the timing of purchases or else the investment may be unrewarding for a very long period. Dreman believes that it is essential to apply careful and sophisticated analytical techniques to each stock in the low P/E universe to identify those with fundamental strength, and though the screening process helps in the analysis there is no substitute for careful fundamental analysis. Dreman intends to cull stocks from its portfolio when companies have financial problems, structural deficiencies, management issues, lack of financial transparency, etc.

The following amends the discussion pertaining to the AST
Small-Cap Value Portfolio in the section of the prospectus titled "Management of the Trust Sub-advisors:"

Dreman Value Management LLC, ("Dreman") serves as Sub-advisor to the AST Large-Cap Value Portfolio and the AST
Small-Cap Value Portfolio. Dreman is located at Harborside
Financial Center, Plaza 10, Suite 800, Jersey City, NJ
07311.

David N. Dreman. Chairman and Chief Investment Officer of
Dreman Value Management, L.L.C. and Co-Lead Portfolio
Manager.




Began investment career
in 1957.





Founder, Dreman Value
Management, L.L.C.





Mr. Dreman will serve as the lead
portfolio manager





Mr. Dreman is the founder, and Chairman of Dreman Value Management, L.L.C. and also the firm's Chief Investment Officer. Dreman Value Management, L.L.C., with 11 billion under management, focuses on the assets of mutual funds,



5

ASTSUP7

pension, foundation and endowment funds, as well as high net-worth individuals. The Scudder-Dreman High Return
Equity Fund, managed by Mr. Dreman, has been ranked as number one in the Equity-Income group by Lipper Analytical
Services since the fund's inception in March 18, 1988.Mr.
Dreman founded his first investment firm, Dreman Value
Management, Inc., in 1977 and served as its President and then Chairman to 1995, followed by a similar role at Dreman
Value Advisors, Inc. from 1995 to 1997 .

Nelson Woodard . Co-Lead Portfolio ManagerBegan investment career in 1985



PhD, University of
Virginia





Mr. Woodard will serve as the co-lead
portfolio manager





Nelson P. Woodard received his BA in Mathematics and Economics and MA in Economics as well as his Ph.D. in Econometrics and Public Finance at the University of Virginia. Mr. Woodard is a Managing Director and Senior Portfolio Manager with Dreman Value Management LLC and currently serves as the co-lead portfolio manager for the Scudder-Dreman Small Cap Value Fund. From July 2000 through November 2001 he was Vice President of Asset Allocation and Quantitative
Analysis at Prudential Investments. From January 1997 to July of 2000, he was a Managing Director of Dreman Value Management. Prior to joining Dreman, he was a Director of the Quantitative Finance program at the College of Business at James Madison University from 1993 to 1996 and an Instructor at the Anderson School of Management at the University of New Mexico from 1989 to 1992. Previously, Mr. Woodard had been the Director of Research at Investment Strategy Management in Charlottesville, Virginia. From 1985-1995 he served as a consultant for Dreman Value Advisors, Inc. and as a Research Fellow for the Dreman Foundation.



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